Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A, Amendment No.2, of our reports dated May 21, 2021, relating to the financial statements of Amalgamated Casualty Insurance Company and American Risk Management, Inc. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Vienna, Virginia

August 30, 2021